UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2021

Progenity, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39334	27-3950390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4330 La Jolla Village Drive, Suite 200,
San Diego, CA	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 293-2639

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PROG	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a), (b)

On September 1, 2021, Progenity, Inc. (the “Company”) announced that Harry Stylli, Ph.D. has resigned as the Chief Executive Officer of the Company and as a member and Chairman of the Board of Directors (the “Board”), effective immediately (the “Separation Date”). Dr. Stylli’s decision was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Stylli plans to pursue other interests and remains one of the Company’s largest stockholders.

In connection with Dr. Stylli’s resignation, Dr. Stylli and the Company have entered into a Separation Agreement and General Release, dated September 1, 2021 (the “Separation Agreement”). Under the Separation Agreement, Dr. Stylli is entitled to receive cash compensation equal to his current base salary for a period of 12 months following the Separation Date plus the payment of premiums for insurance coverage under COBRA for the same period. In addition, the Separation Agreement provides that Dr. Stylli’s outstanding vested stock options will continue to be exercisable for a period of two years following the Separation Date. Pursuant to the Separation Agreement, Dr. Stylli also provided a general waiver and release of claims against the Company and is subject to certain restrictive covenants, including confidentiality and non-disparagement. Dr. Stylli also is subject to the Company’s Severance Plan in connection with his resignation. The foregoing description of the Separation Agreement and Severance Plan are qualified in their entirety by reference to the full text of such agreements, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

(c)

Effective September 1, 2021, Mr. d’Esparbes, age 54, will serve as interim Chief Executive Officer until the Board has identified a permanent Chief Executive Officer. The search for a permanent Chief Executive Officer is underway. Mr. d’Esparbes has also been appointed Principal Executive Officer of the Company. Mr. d’Esparbes has served as Executive Vice President and Chief Financial Officer of the Company since May 2019. Biographical information for Mr. d’Esparbes can be found in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 15, 2021, and is incorporated herein by reference. There are no family relationships between Mr. d’Esparbes and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K, and there are no current or proposed transactions in which Mr. d’Esparbes has or will have a direct or indirect material interest and in which the Company is or will be a participant that require disclosure pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. d’Esparbes and any other person pursuant to which he was appointed as the Company’s interim Chief Executive Officer.

In connection with his appointment as interim Chief Executive Officer, Mr. d’Esparbes will become eligible for Tier 1 Chief Executive Officer benefits under the Severance Plan and will continue to remain eligible for such Tier 1 benefits so long as he remains employed by the Company. In addition, if Mr. d’Esparbes is terminated within one year of the commencement of the employment of a permanent Chief Executive Officer of the Company, he will receive a 25% acceleration of his outstanding equity awards and his outstanding vested equity awards will continue to be exercisable for a period of two years following such termination.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibits.

10.1	Separation Agreement and General Release, dated September 1, 2021, by and between the registrant and Harry Stylli, Ph.D.

10.2	Severance Plan (filed with the SEC as Exhibit 10.14 to the registrant’s Form S-1/A filed on June 4, 2020).

104	The cover page from the Company’s Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2021	Progenity, Inc.

	By:	/s/ Eric d’Esparbes
Eric d’Esparbes
Interim Chief Executive Officer